As  filed with the Securities and Exchange Commission on September 18, 1998
                                   Registration No. 333-





        SECURITIES AND EXCHANGE COMMISSION

              Washington, D.C. 20549

                     FORM S-8
              Registration Statement
                       Under
            The Securities Act of 1933
          ______________________________

           VALLEY FORGE SCIENTIFIC CORP.
(Exact Name of Registrant as Specified in its Charter)

    PENNSYLVANIA                                    23-2131580
(State or other jurisdiction of                    (I.R.S. employer
 incorporation or organization)                     Identification no.)

136 Green Tree Road, Suite 100, Oaks, Pennsylvania 19456
(Address of principal executive offices and zip code)
        ___________________________________

     Non-Qualified Employee Stock Option Plan
             (full title of the plan)
          ______________________________

             JERRY L. MALIS, PRESIDENT
           VALLEY FORGE SCIENTIFIC CORP.
  136 Green Tree Road, Suite 100, Oaks, PA 19456
                  (610) 666-7500
(Name, address, including zip code, and telephone number, including area code, of agent for service)
          ______________________________


                    COPIES TO:
            Russell U. Schenkman, Esq.
                 Hale & Schenkman
            13 Roszel Road, Suite C-225
            Princeton, New Jersey 08540
                  (609) 452-0110

       ____________________________________

<PAGE 1>

                               CALCULATION OF REGISTRATION FEE

                                          Proposed Maximum        Proposed Maximum
Title of Securities      Amount to be     Offering Price Per      Aggregate Offering     Amount of
to be Registered         Registered (1)   Share                   Registration (2)       Registration (2)
-----------------------------------------------------------------------------------------------------------

Non-Qualified           500,000           $4.00                  $1,424,095              $421.85
Stock Option Plan
 Common Stock (no
 par value



(1) Represents the number of shares which may be issued upon the issuance and exercise of all options issued and authorized to be issued under the Non-Qualified Employee Stock Option Plan ("Plan"). This Registration Statement shall also cover additional shares of Common Stock which may become issuable under the Plan by reason of a stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of Registrant's outstanding shares of Common Stock.

(2) Computation based in part on the weighted average of the exercise price per share of $2.55 as to the 396,900 outstanding but unexercised options to purchase Common Stock under the Plan. Balance of registration fee estimated in accordance with Rule 457(c) under the Securities Act of 1933 as to 103,100 shares of Common Stock, solely for purposes of calculating the registration fee. The computation is based upon the closing price of the Common Stock as reported on the Nasdaq Small Cap Market on September 14, 1998 because the price at which options to be granted in the future may be exercised is not currently determinable.

          _______________________________

<PAGE 2>






                           PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference

     Valley Forge Scientific Corp. (the "Registrant") hereby incorporates into reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the
"Commission").

    (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1997 as filed with the Commission on December 29, 1997, and as amended on January 26, 1998 pursuant to Section 13 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act");

    (b) The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1997 filed with the Commission on February 17, 1998 pursuant to Section 13 of the Exchange Act;

    (c) The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998 filed with the Commission on May 14, 1998 pursuant to Section 13 of the Exchange Act;

    (d) The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998 filed with the Commission on August 14, 1998, pursuant to Section 13 of the Exchange Act; and

    (e) The Registrant's Registration Statement No. 1-10382 on Form 8-A filed with the Commission on October 30, 1989 and declared effective on November 15, 1989, in which there is described the terms, rights and provisions applicable to the Registrant's outstanding Common Stock.

     All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which is also deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities

     Not Applicable.

Item 5.   Interests of Named Experts and Counsel

     Not Applicable.

Item 6.   Indemnification of Officers and Directors

     The Registrant's Bylaws provide that the Registrant shall indemnify its officers and directors to the fullest extent permitted by the Business Corporation Law of Pennsylvania, including circumstances in which indemnification is otherwise discretionary under Pennsylvania law.
Sections 1741 and 1746 of the Business Corporation Law of Pennsylvania provide for indemnification of

                                     II-1

<PAGE 3>

officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for certain liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933 ("Securities Act"). The registrant has entered into indemnification agreements to such effect with its officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the Business Corporation Law of Pennsylvania. The indemnification agreements may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or services as directors or officers (other than liabilities determined by a court to arise from willful misconduct or recklessness) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 7.   Exemption from Registration Claimed.

     Not Applicable.

Item 8.   Exhibits

              4.1   Certificate of Incorporation of Registrant*

              4.2   Bylaws of the Registrant*

              5.1 Opinion of Hale & Schenkman as to the legality of the securities being registered

              10.1  Non -Qualified Stock Option Plan

              10.2  Form of Non-Qualified Stock Option Agreement

              23.1  Consent of Samuel Klein & Company, Independent Auditors

              23.2 Consent of Hale & Schenkman (contained in its opinion filed as Exhibit 5.1)

              24.1 Power of Attorney (contained on the page II-5 of this Registration Statement)

          * Incorporated by reference to the Company's Registration Statement on Form S-18 (File No. 33-31008-NY), effective November 8, 1989.

Item 9.   Undertakings

     (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That for the purpose of determining any liability under the Securities Act of 1993, as amended ("Securities Act") each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

                                     II-2

<PAGE 4>

     (4) That for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions summarized in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                     II-3

<PAGE 5>

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Oaks, State of Pennsylvania, on the 16th day of September 1998.

                    VALLEY FORGE SCIENTIFIC CORP.


               By:  /s/ Jerry L. Malis
                    --------------------------------------
                    Jerry L. Malis, President, and
                    Chairman of the Board
                    (Principal Executive Officer and Financial and Principal Accounting Officer)

                                     II-4


<PAGE 6>




                              POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the person whose signature appears below constitutes and appoints Jerry L. Malis, his attorney-in-fact, with full power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement on Form S-8, and to file same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

     Signature                Title
          Date


/s/ Jerry L. Malis            Chairman of the Board,        September 16, 1998
-----------------------
Jerry L. Malis                President


/s/Thomas J. Gilloway         Executive Vice President,     September 16, 1998
-----------------------
 Thomas J. Gilloway           Secretary, Treasurer, Director


/s/ Leonard I. Malis               Director                 September 16, 1998
----------------------
Leonard I. Malis


/s/ Bruce A. Murray                Director                 September 16, 1998
----------------------
Bruce A. Murray


/s/Bernard H. Shuman               Director, Vice President, September 16, 1998
---------------------              Technology
Bernard H. Shuman


Robert H. Dick                     Director                  September 16, 1998
---------------------
Robert H. Dick

                                     II-5

<PAGE 7>

                            VALLEY FORGE SCIENTIFIC CORP.
                                   EXHIBIT INDEX
                                      FORM S-8


Exhibit No.             Description

5.1                     Opinion and consent of Hale & Schenkman

10.1                    Non-Qualified Stock Option Plan

10.2                    Form of Non-Qualified Stock Option Agreement

23.1                    Consent of Samuel Klein & Company, Independent Auditors

23.2 Consent of Hale & Schenkman (contained in its opinion filed as Exhibit 5.1)

24.1 Power of Attorney (contained on page II-5 of this Registration Statement)